Exhibit 10.1
[Letterhead of GasRock Capital LLC]
September 23, 2008
Via Overnight Delivery
BPI Energy, Inc.
Attn: James G. Azlein, President
30775 Bainbridge Road, Suite 280
Solon, Ohio 44139

Re:	Advancing Term Credit Agreement dated as of July 27, 2007 (as amended by the First Amendment dated November 29, 2007, and as further amended from time to time, the “Credit Agreement”), among BPI Energy, Inc., as borrower (“Borrower”), and GasRock Capital LLC, as lender (“Lender”)
Gentlemen:
     Reference is made to the Credit Agreement. Capitalized terms used but not defined in this letter have the meanings given them in the Credit Agreement.
     Borrower has failed to comply with the following covenants and agreements which has resulted in the occurrence of certain Defaults and Events of Default under the Credit Agreement (the “Existing Defaults”):
1.	Borrower’s failure to replace James E. Craddock with another manager acceptable to Lender within 90 days from Mr. Craddock’s official separation date of March 31, 2008, as required by Section 10.1(l) of the Credit Agreement.

2.	Borrower’s failure to prevent its adjusted current liabilities from exceeding its adjusted current assets, as required by Section 7.2(s) of the Credit Agreement for any period ending prior to the date of this letter.

3.	Borrower’s failure to pay all indebtedness due to Superior Well Services, Inc. and other creditors within 60 days after its due date, as required by Section 7.1(k) of the Credit Agreement.

4.	Borrower’s failure to use Discretionary D&A Loans proceeds only for uses approved by Lender, as required by Sections 2.1 and 2.8 of the Credit Agreement.

BPI Energy, Inc.
September 23, 2008

     In addition, as we have discussed, that certain Coal Bed Gas Lease, dated May 22, 2008, by and between Western Fuels-Illinois, Inc., as lessor, and BPI Energy, Inc., as lessee (the “Additional Lease”), recorded by that certain Memorandum of Coal Bed Gas Lease in the Official Public Records of Saline County, Illinois at Book 1938/Page 156-159, is part of the Collateral pursuant to the terms of the Credit Agreement and the Security Documents. It is an additional Event of Default if Lender does not have a perfected first priority Lien on any part of the Collateral. Furthermore, any disposition of the Additional Lease or other Collateral (including without limitation the granting of any lien or other security interest) without Lender’s express written consent is prohibited under Section 7.2(a) of the Credit Agreement (and other terms of the Security Documents) and would constitute an Event of Default under the Credit Agreement. For the purposes of perfecting Lender’s interest in the Additional Lease, please execute (and have notarized) the enclosed Mortgage, Security Agreement, Financing Statement and Assignment of Production and Revenues (the “Additional Mortgage”) covering the Additional Lease and return it to my attention in the enclosed federal express envelope immediately upon receipt of this letter.
     Borrower has requested that Lender forbear from exercising its rights and remedies under the Loan Documents in connection with the Existing Defaults until January 30, 2009 (or until March 31, 2009 if Borrower meets certain requirements set out below), and also to forbear from exercising its rights and remedies under the Loan Documents in connection with the following potential Defaults and Events of Defaults (the “Potential Future Defaults”) until January 30, 2009 (or until March 31, 2009 if Borrower meets certain requirements set out below):
1.	Borrower’s potential failure to prevent its adjusted current liabilities from exceeding its adjusted current assets, or to prevent its Loan to Value Ratio to exceed 1.0 to 1.0 as required by Section 7.2(s) of the Credit Agreement for any period ending after the date of this letter.

2.	Net Revenue attributable to Proved Reserves becomes insufficient to fully amortize the Loans as required by Section 10.1 (b) of the Credit Agreement.

3.	Borrower’s potential failure to pay the full amount of accrued and unpaid interest at the Pay Rate as required by Section 2.6(b) of the Credit Agreement between the date of this letter and January 30, 2009.
Item 3 of the definition of Potential Future Defaults above shall be included in definition of Potential Future Defaults only if 100% of the Net Revenue for each month is applied to pay accrued and unpaid interest at the Pay Rate. Any remaining accrued and unpaid interest shall be capitalized and added to the principal under the Note.
     During the period that Lender has agreed to forbear with respect to the Existing Defaults and the Potential Future Defaults, provided that no other Default or Event of Default has

BPI Energy, Inc.
September 23, 2008

occurred, the term “Pay Rate” in the Credit Agreement shall mean “an annual fixed rate equal to 4% through January 30, 2009, and 8% thereafter.”
     During the period that Lender has agreed to forbear with respect to the Existing Defaults and the Potential Future Defaults, provided that no other Default or Event of Default has occurred, the term “Initial Termination Date” in the Credit Agreement shall mean “March 31, 2009.”
     Effective upon Lender’s receipt of
     (a) an original executed and notarized Additional Mortgage from Borrower covering the Additional Lease, and
     (b) the consent of Borrower, represented by its signature below, to amend the Credit Agreement to provide for a $200,000 forbearance fee (the “Forbearance Fee”) from Borrower to Lender, and to add such Forbearance Fee amount to the principal amount against the Note,
Lender agrees to forbear from exercising any rights and remedies under the Loan Documents solely in connection with the Existing Defaults and the Potential Future Defaults until January 30, 2009.
     Effective upon Lender’s receipt of, on or before January 30, 2009,
     (a) a fully executed, binding and definitive agreement acceptable to Lender in its sole discretion with Blue Source, LLC or another party acceptable to Lender for the sale of all or part of the Delta Properties in an amount sufficient to pay all of the Obligations on or before March 31, 2009, or
     (b) a fully executed, binding and definitive agreement reasonably acceptable to Lender with a party acceptable to Lender which provides for financing to Borrower in an amount sufficient to pay all of the Obligations on or before March 31, 2009,
Lender agrees to forbear from exercising any rights and remedies under the Loan Documents solely in connection with the Existing Defaults and Potential Future Defaults until March 31, 2009.
     The foregoing agreements to forbear shall not be construed to waive Borrower’s compliance with all other covenants, obligations, restrictions and agreements in the Credit Agreement and other Loan Documents.
     The parties agree that the Forbearance Fee will be advanced as a Loan under the Credit Agreement and added to the principal amount against the Note, and that this letter shall serve as a Request for Commitment in connection with the Forbearance Fee.

BPI Energy, Inc.
September 23, 2008

     Borrower agrees that the proceeds received by Borrower arising directly or indirectly from any claim, settlement, lawsuit, litigation or other proceeding, including without limitation the following litigation:
(a)	Case No. 07-CV-186-DRH; BPI Energy, Inc., et. al. v. IEC (Montgomery), LLC, et. al.; In the United States District Court for the Southern District of Illinois,
(b)	Case No. 07-CH-20; ICG Natural Resources, LLC v. BPI Energy, Inc, et. al.; In the Circuit Court of the Twentieth Judicial Circuit, Perry County, Illinois,
shall be immediately applied (a) first against any outstanding and unpaid fees that are owed by Borrower as of the date of this letter to Thompson Hine LLP, and (b) second against the outstanding principal under the Note (including capitalized interest thereunder). Borrower further agrees that the foregoing agreement shall constitute a covenant under the Credit Agreement for all purposes and any non-compliance shall result in an immediate Event of Default under the Credit Agreement. For the purpose of clarity, the parties acknowledge that the foregoing agreement shall no longer apply if the Obligations are otherwise paid in full.
     This letter is only intended to operate as a limited forbearance and agreement between the parties. This letter is not intended to operate as a waiver of rights and remedies and does not constitute or operate as (a) a waiver of (or a consent to) any existing Default or Event of Default (including without limitation the Existing Defaults), or any other violation of or noncompliance with any provision of the Credit Agreement or any Loan Document, (b) an agreement to waive any future Default or Event of Default (including without limitation the Potential Future Defaults), (c) a waiver of Lender’s right to insist upon strict compliance with each term, covenant, condition and provision of the Credit Agreement or the other Loan Documents, or (d) an admission by Borrower of any existing Default or Event of Default. Lender reserves any and all rights and remedies under the Loan Documents at law and in equity. Any single or partial exercise by Lender of any right or remedy shall not preclude any other or further exercise of any available right or remedy. Borrower releases Lender from any liability for actions or failures to act in connection with the Loan Documents prior to the date of this letter.
     If Borrower understands and accepts the provisions set forth in this letter, please execute and return one counterpart of this letter and the Additional Mortgage to Lender to the attention of Mr. Marshall Lynn Bass by facsimile at (713) 300-1401 and in the enclosed overnight delivery envelope. This letter and the forbearance offered under this letter will not be effective if (a) Lender has not received an original executed counterpart of this letter and (b) the other conditions to the effectiveness of the forbearance have not been satisfied, by October 1, 2008.
[Signatures on following page]

BPI Energy, Inc.
September 23, 2008

Very truly yours,
GASROCK CAPITAL, LLC

By:	/s/ Scott W. Johnson
Scott W. Johnson
Principal
Accepted and agreed to this 25th day of September, 2008.
BORROWER:
BPI ENERGY, INC.,
a Nevada corporation

By:	/s/ James G. Azlein
James G. Azlein
President